Exhibit 99.1

Biocept Reports First Quarter 2017 Financial Results

•	Billable test volume in first quarter 2017 increases 38% over prior-year period
•	Revenue of $1.68 million includes impact of conversion to accrual-based revenue recognition
•	Enters into commercial collaborations with two major oncology treatment centers
•	Signs agreement to provide liquid biopsy testing in landmark clinical trial with ALCMI
•	Strengthens balance sheet supporting sales force expansion intended to accelerate growth

Company to host conference call at 4:30 p.m. Eastern time today

SAN DIEGO (May 11, 2017) – Biocept, Inc. (NASDAQ: BIOC), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, reports financial results for the three months ended March 31, 2017, and provides an update on its business progress.

“The first quarter of 2017 was productive, with billable samples up 38% over the same period last year, and revenue of $1.68 million,” said Michael Nall, President and CEO of Biocept. “Our reported revenue includes our successful conversion to accrual-based revenue recognition, with a positive impact of $726,000, which is net of $420,000 associated with reserves taken for third-party health plan and patient payments, as well as other reserves for contractual and payer-specific adjustments. We are continuing to execute on our 2017 strategic initiatives aimed at driving increased revenues and billable test volumes. Importantly, we recently strengthened our cash position allowing us to expand our commercial organization in order to execute on our plans intended to accelerate growth throughout the year.

“Among our recent achievements, we are pleased to have been selected to participate in the Addario Lung Cancer Medical Institute’s (ALCMI) landmark 400-patient clinical trial, ALCMI-009, which seeks to demonstrate the utility of liquid biopsy in patients with advanced non-small cell lung cancer (NSCLC).  Importantly, clinical results from this trial will be used to create a large, well-controlled, uniformly collected biorepository of patient blood samples for liquid biopsy profiling, response to treatment, and monitoring of disease,” he added. “Additionally, we entered into a commercial collaboration for liquid biopsy testing with Oregon Health and Sciences University (OHSU), a leading cancer treatment center.  In this multi-phase agreement, OHSU’s Knight Diagnostic Laboratory will utilize Biocept testing to aid in patient treatment decisions, participate in the development of enhancements to our liquid biopsy platform, and will play a role in beta testing our molecular pathology partnership model, which we expect to roll out later this year.

“One of our 2017 strategic initiatives is to partner with leading cancer treatment centers in the United States, such as OHSU, aimed at increasing the commercial adoption of our proprietary Target Selector™ liquid biopsy platform.  In addition to OHSU, we signed a laboratory supply agreement for liquid biopsy testing with a national multi-center cancer treatment institution that is using our services for cancer profiling and therapeutic monitoring – the key areas for growth in liquid biopsy.

“We also are capitalizing on the growing awareness of liquid biopsy by adding new sales executives to the team, bringing our field force to 12 representatives and three managers. I am enthusiastic about the high caliber of our new hires, and we believe that we are on track to grow our sales team to 15 to 20 representatives by the end of this year,” Mr. Nall concluded.

Review of First Quarter 2017 and Recent Accomplishments

Collaborations

•

Selected by ALCMI to participate as liquid biopsy testing provider in the landmark ALCMI-009 Liquid Biopsy trial, a 400-patient, multi-center, well-controlled, prospective trial to demonstrate the clinical utility of liquid biopsy for use in detecting and assessing clinically actionable biomarkers from the blood of patients with NSCLC.
•

Announced a multiphase agreement granting OHSU the rights to commercially offer Target Selector™ liquid biopsy testing services exclusively throughout the state of Oregon.  The agreement also provides for a technology transfer in which OHSU will have the ability to use Target Selector™ assays in-house and act as a secondary laboratory for Biocept’s research and testing activities.

•

Announced a collaboration with Catalyst Pharmaceuticals for the provision of Target Selector™ testing to screen patients with Lambert Eaton Myasthenic Syndrome (LEMS) enrolled in a Phase III trial for the early onset or recurrence of small-cell lung cancer.

•

Entered into a laboratory services agreement with a national cancer treatment center to provide our Target Selector™ liquid biopsy testing services within a multi-hospital network located throughout the United States.

Corporate

•	Completed financing raising gross proceeds of $9.3 million in March.
•	Appointed Michael Terry to the newly created position of Senior Vice President of Commercial Operations.
•	Achieved conversion to accrual-based revenue recognition and reporting practices.

Patents

•

Awarded patent in Japan for the use of antibodies to capture any target of interest from any sample type. These targets could include circulating tumor cells (CTCs), sub-cellular vesicles, and exosomes shed by solid tumors into the blood, on a device surface.

•	Awarded patent in Australia for the use of antibodies to capture cells in microchannels, including uses for CTCs and other rare cells.

Healthcare Payer Agreements

•	Entered into In-Network Provider agreement with Blue Cross Blue Shield of Texas, and a group-purchasing organization agreement with a large national health plan association.

First Quarter Financial Results

We accessioned 1,107 billable samples during the first quarter of 2017, a 38% increase from 801 billable samples accessioned during the first quarter of 2016.  Total sample accessions, which also include samples from research, assay validations, and other non-billable sources, were 1,246 for the first quarter of 2017, also up 38% from 902 total samples for the first quarter of 2016.

Revenues for the first quarter of 2017 of $1.68 million increased from $221,000 reported in the first quarter of 2016.  First quarter 2017 revenues included $897,000 in commercial test revenues recognized on a cash basis and $61,000 in development services test revenues.  During the first quarter of 2017, we converted from cash-based revenue recognition for our commercial revenues, to accrual-based revenue recognition.  As a result, revenues for the three months ended March 31, 2017 included the recognition of $726,000 in commercial accounts receivable, net of reserves taken for third-party health plan and patient payments totaling $420,000, as well as reserves for contractual and payer-specific adjustments. Given the timing of the change to accrual accounting, we recognized a total of nonrecurring revenue of $877,000, which relates to revenue recognized in the first quarter of 2017 for commercial tests completed during 2016. Under this method of reporting, we believe that our revenues in future quarters will more accurately align with billable test volumes and operating expenses for the corresponding quarters.

Cost of revenues for the first quarter of 2017 of $2.1 million compared with $1.5 million for the first quarter of 2016, with the increase primarily attributable to higher commercial test volumes. As test volumes continue to increase, we expect to leverage our fixed and semi-variable costs, reducing costs per patient sample and improving margins.

Research and development expenses for the first quarter of 2017 of $757,000 increased slightly from $728,000 for the prior-year period, due to greater consumption of materials and higher costs associated with research and development activities.

General and administrative expenses for the first quarter of 2017 were $1.9 million compared with $1.5 million for the first quarter of 2016, primarily due to higher personnel costs associated with the expansion of our in-house billing and investor relation functions, as well as higher consulting and third-party service provider fees associated with increased commercial activities.

Sales and marketing expenses for the first quarters of 2017 and 2016 were unchanged at $1.3 million, notwithstanding higher accession volumes in the first quarter of 2017.

The net loss for the first quarter of 2017 was $4.4 million, or 21 cents per share. This compares to a net loss for the first quarter of 2016 of $4.9 million, or 74 cents per share.

Cash and cash equivalents were $14.0 million as of March 31, 2017, compared with $4.6 million as of December 31, 2016. On March 31, 2017, we completed an equity offering raising gross proceeds of $9.3 million. Additionally, we benefitted from $5.3 million in cash proceeds from the exercise of warrants in the first quarter of 2017.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 pm Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. A replay of the webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10101325.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma.  The Company leverages its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer.  Biocept’s patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in circulating tumor DNA (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient’s disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability to provide physicians with clinically actionable information to improve the outcomes of cancer patients, our ability to roll out our molecular pathology partnership model, our ability to increase the commercial adoption of our proprietary Target Selector™ liquid biopsy platform, our ability to grow our sales team, and our ability to make investments to accelerate our growth, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact:	Media Contact:
LHA	Trevelino/Keller
Jody Cain	Colleen Murphy
Jcain@lhai.com	cmurphy@trevelinokeller.com
310-691-7100	404-214-0722, Ext. 109

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	March 31,
	2016	2017
		(unaudited)
ASSETS
Cash and cash equivalents	$4,609,332	$14,042,388
Accounts receivable, net	128,969	834,894
Inventories, net	549,045	525,514
Prepaid expenses and other current assets	484,649	386,917
TOTAL CURRENT ASSETS	5,771,995	15,789,713
FIXED ASSETS, NET	1,806,331	2,143,700
TOTAL ASSETS	$7,578,326	$17,933,413
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	$4,393,552	$5,452,800
NON-CURRENT LIABILITIES, NET	2,526,113	2,062,544
TOTAL LIABILITIES	6,919,665	7,515,344
SHAREHOLDERS’ EQUITY	658,661	10,418,069
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,578,326	$17,933,413

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended March 31,
	2016 (unaudited)	2017 (unaudited)
NET REVENUES	$221,369	$1,683,065
COSTS AND EXPENSES
Cost of revenues	1,474,790	2,129,454
Research and development	728,076	757,258
General and administrative	1,487,224	1,906,635
Sales and marketing	1,304,899	1,278,311
Total costs and expenses	4,994,989	6,071,658
LOSS FROM OPERATIONS	(4,773,620)	(4,388,593)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(100,028)	(44,114)
LOSS BEFORE INCOME TAXES	(4,873,648)	(4,432,707)
INCOME TAXES	(1,550)	—
NET LOSS & COMPREHENSIVE LOSS	$(4,875,198)	$(4,432,707)
NET LOSS PER SHARE
- Basic	$(0.74)	$(0.21)
- Diluted	$(0.74)	$(0.21)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	6,566,992	20,969,131
- Diluted	6,566,992	20,969,131